UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

(Name of Registrant as Specified In Its Charter):

Eldorado Resorts, Inc. (NASDAQ: ERI)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant):

UNITE HERE, Dana Wise, Courtney Alexander, Jim Kane & Linda Tchernyshyov

Payment of Filing Fee (Check the appropriate box):

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June 3, 2019: UNITE HERE, Dana Wise, Courtney Alexander, Jim Kane and Linda Tchernyshyov (“Participants”) will release the following press release related to their Definitive Proxy Statement and BLUE proxy card first released May 6, 2019. A description of the Participants’ interests is contained in their Definitive Proxy Statement (amended May 29, 2019). The Participants encourage shareholders to read the Definitive Proxy Statement, accompanying BLUE proxy card, and other proxy materials. Shareholders may obtain the Definitive Proxy Statement and other relevant documents from the SEC’s website at www.sec.gov or from www.proxyvote.com.

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UNITE HERE Soliciting Proxies at Eldorado Resorts, Inc. Recommending Improved Corporate Governance

NEW YORK—(BUSINESS WIRE)—June 3, 2019--UNITE HERE announced it is soliciting proxies from shareholders of Eldorado Resorts, Inc. [NASDAQ: ERI] for a set of non-binding proposals urging Eldorado to opt out of Nevada’s little-known anti-takeover statutes.

UNITE HERE also announced the launch of www.BetterGovernanceAtEldorado.org, a new website that provides access to its proxy statement and information on its corporate governance proposals.

Eldorado has grown rapidly in the last five years through mergers of public companies and acquisitions of casinos, according to UNITE HERE. Although the merged-in public companies had been incorporated in Delaware, Eldorado chooses to be incorporated in Nevada, which provides a management takeover protection that does not exist under Delaware law.

UNITE HERE explained that by default, the little-known Nevada statutes impose restrictions on the voting rights of large shareholders and restrict combinations with large shareholders. These same statutes allow corporations to opt out of the default anti-takeover provisions. UNITE HERE’s proposals encourage Eldorado to opt out of Nevada’s anti-takeover statutes, and to not adopt other takeover protections like a poison pill or supermajority voting requirements if it does opt out.

“We believe fewer takeover protections are better for investors, especially for a company like Eldorado which has grown substantially through mergers,” says Jim Kane, CFA, Research Coordinator of UNITE HERE. “We believe Nevada’s statutes might insulate management from offers by potential acquirors, limiting shareholder value. They may also advantage Eldorado’s Executive Chairman Gary Carano, given the Carano family’s 14% ownership of the Company. Obtaining supermajority voting thresholds may be more difficult with the Carano family’s inside ownership,” he added.

As the gaming industry continues to experience a sustained level of merger activity, UNITE HERE is encouraging shareholders to VOTE FOR Proposals 5-9 on the BLUE proxy card. The Company’s and UNITE HERE’s proposals are the same on both proxy cards.

About UNITE HERE

UNITE HERE’s members are beneficiaries of pension funds with over $60 billion in assets. UNITE HERE is a member of the Council of Institutional Investors. UNITE HERE believes investors and employees alike are better served by strong corporate governance practices.

A description of UNITE HERE and the Participants’ interests in this proxy solicitation is contained in their Definitive Proxy Statement (amended May 29, 2019). The Participants encourage shareholders to read the Definitive Proxy Statement, accompanying BLUE proxy card, and other proxy materials. Shareholders may obtain the Definitive Proxy Statement and other relevant documents from the SEC’s website at www.sec.gov or from www.proxyvote.com.

Contacts

UNITE HERE

Courtney Alexander

calexander@unitehere.org

Jim Kane, CFA, CAIA

jkane@unitehere.org

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Additionally, Participants will use the following script for making calls related to their Definitive Proxy Statement.

Good morning. My name is _______________ and I work with UNITE HERE. I am soliciting proxies for contested shareholder proposals at Eldorado Resorts, a gaming company that you or your company is invested in. The meeting is June 19, and I would like to make sure your company has received our BLUE proxy card and materials. I have a brief presentation to share with your portfolio manager that describes our proposals.

Is there someone I can talk to who manages your investments in gaming companies, or who votes your shares?

(If no)

Please leave my name and phone number for the appropriate person. Our materials can be found at www.BetterGovernanceAtEldorado.org. Our proposals recommend that Eldorado opt out of Nevada’s anti-takeover statutes, and suggest other good governance measures. I would really like an opportunity to describe them to the right person.

(If yes)

Hi. We are soliciting proxies for contested shareholder proposals at Eldorado Resorts, a gaming company that you or your company is invested in. I would like to make sure your company has received our BLUE proxy card and materials, and I have a brief presentation to share with you or with the right person to consider our proposals.

In brief, our non-binding proposals recommend that Eldorado Resorts opt out of Nevada anti-takeover statutes. Nevada statutes can impose restrictions on voting rights of large shareholders and restrict combinations with large holders.

Eldorado has grown quickly in the last few years, and gaming is in a period of active mergers and acquisitions. We believe Nevada’s statutes might deter offers from potential acquirors or limit Eldorado’s stock price in the future. We also believe these statutes may advantage Eldorado’s Executive Chairman Gary Carano, given the Carano family’s 14% ownership of the company. Obtaining the supermajority voting thresholds called for in one of the Nevada statutes may be more difficult with Carano’s inside ownership.

May I send you our powerpoint? You may also find our proxy statement and presentation on the website www.BetterGovernanceAtEldorado.org.

May I schedule a discussion with our team, to answer any questions you may have about our proposals?

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Voice mail:

My name is _______________ and I am calling from UNITE HERE. We are soliciting proxies for contested shareholder proposals at Eldorado Resorts, a gaming company that you are invested in. The meeting is June 19, and I would like to make sure your company has received our proxy materials and BLUE proxy card. I have a brief presentation to send to you or the right person at your firm that describes our proposals.

Our non-binding proposals recommend that Eldorado Resorts opt out of Nevada anti-takeover statutes. Please call me so we can confirm that you have received our proxy materials. My number is _________________. You may also visit our website at www.BetterGovernanceAtEldorado.org for access to our presentation and proxy statement. Thank you.

Questions & Answers

Q: Why are these proposals being solicited this year?

A: Eldorado Resorts has grown rapidly in recent years, acquiring 21 casinos since early 2017. In the last five years, Eldorado has acquired two Delaware incorporated public companies, while retaining its Nevada incorporation. As such, it is now a large company in the gaming industry, and we believe it should be a leader in opting out of Nevada’s anti-takeover protections.

Q: Why did UNITE HERE choose to solicit proxies, or why didn’t UNITE HERE submit it on the company’s proxy card?

A: Nevada has two takeover protection statutes: Acquisition of Controlling Interest and Combinations with Interested Stockholders statutes. Our 5 non-binding proposals recommend opting out of each of those two statutes and urging the Board not to implement other takeover protections in place of the Nevada statutes, such as supermajority voting requirements or a poison pill. The only way to put forward more than one proposal each year is to solicit proxies independently.

Q: What is UNITE HERE’s record in corporate governance proposals?

A: UNITE HERE has pursued good corporate governance proposals at hospitality companies for more than a decade. Since 2012, more than 34 corporate governance improvements have been implemented following our proposals at a dozen hospitality companies, including declassifying boards and requiring shareholder approval of poison pills. A particular focus of our proposals has been urging Maryland REITs to opt out of the Maryland Unsolicited Takeover Act (MUTA). Eight hospitality REITs have opted out of at least a portion of MUTA since we began submitting that opt out proposal.

Q: Who is UNITE HERE?

A: UNITE HERE is a labor union representing 270,000 hospitality employees in the US and Canada. UNITE HERE’s members are beneficiaries of pension funds with over $60 billion in assets, and we are a member of the Council of Institutional Investors. UNITE HERE also represents employees at four Eldorado casinos. We believe investors and employees alike are better served by strong corporate governance practices. We do not seek your support in labor matters and do not believe that enactment of these proposals would have any impact on such matters. You can review additional information about UNITE HERE in our proxy statement.

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